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Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 27, 2003 (except Note 16, as to which the date is March 27, 2003), in Amendment No. 1. to the Registration Statement Form S-3 No. 333-103773 and related Prospectus of Newell Rubbermaid Inc. for the registration of its debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units in an amount not to exceed $1,049,233,000.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 27, 2003

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  Exhibit 23.2